EXHIBIT 99.0

AMENDMENT NO. 6 TO
THE AMENDED AND RESTATED MATTEL 1996 STOCK OPTION PLAN

The Amended and Restated Mattel 1996 Stock Option Plan (the “Plan”) is hereby amended as set forth below, effective as of May 24, 2002.

1.  Section 8(d) of the Plan is hereby amended and restated to read in its entirety as follows:

(d)  In the event of the death of the Participant, an Option held by the Participant may be exercised (to the extent that the Option is then exercisable) only by his or her designated beneficiary or beneficiaries, or if no beneficiary is designated by the Participant in accordance with Section 8(f) or if no beneficiary survives the Participant, his or her administrator, executor, personal representative, or trustee of a trust holding the Option, or other person to whom the Option has been transferred by means of the Participant’s will or the laws of descent and distribution. A beneficiary, or if none is designated or if no beneficiary survives the Participant, his or her administrator, executor, personal representative or trustee of a trust holding the Option, or other person claiming any rights to the Option pursuant to the Participant’s will or the laws of descent and distribution is subject to all terms and conditions of the Plan and any Grant applicable to the Participant, except to the extent the Plan and Grant otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.

2.  Section 8 of the Plan is hereby amended by adding a new paragraph 8(f), reading in its entirety as follows:

(f)  A Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive distribution with respect to any Option upon the Participant’s death. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as the Participant’s beneficiary with respect to more than 50% of the Participant’s interest in the Option shall not be effective without the prior written consent of the Participant’s spouse. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is duly filed with the Company.

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IN WITNESS WHEREOF, the Company has caused this Amendment No. 6 to the Plan to be executed, effective as of the date first set forth above.

MATTEL, INC.

By:	/s/ ALAN KAYE
Alan Kaye Senior Vice President, Human Resources